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                                                    |    OMB APPROVAL     |
                                                    |---------------------|
                                                    |OMB NUMBER: 3235-0167|
                    UNITED STATES                   |EXPIRES:             |
         SECURITIES AND EXCHANGE COMMISSION         |    OCTOBER 31, 2001 |
               Washington, D.C.  20549              |ESTIMATED AVERAGE    |
                                                    |BURDEN HOURS         |
                       FORM 15                      |PER RESPONSE ...1.50 |
                                                    |---------------------|


     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(b) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                          Commission File Number: 001-10046


                           TCBY ENTERPRISES, INC.
             -------------------------------------------------
           (Exact name of registrant as specified in its charter)


    2855 EAST COTTONWOOD PARKWAY, SUITE 400, SALT LAKE CITY, UTAH 84121
------------------------------------------------------------------------
 (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


                  COMMON STOCK, PAR VALUE $0.10 PER SHARE
          (Title of each class of securities covered by this Form)


                                    NONE
    (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


           Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)    ( )           Rule 12h-3(b)(1)(i)    (X)
       Rule 12g-4(a)(1)(ii)   ( )           Rule 12h-3(b)(1)(ii)   ( )
       Rule 12g-4(a)(2)(i)    ( )           Rule 12h-3(b)(2)(i)    ( )
       Rule 12g-4(a)(2)(ii)   ( )           Rule 12h-3(b)(2)(ii)   ( )
                                            Rule 15d-6             (X)

           Approximate number of holders of record as of the certification or notice date: 4,200
               -----

           Pursuant to the requirements of the Securities Exchange Act of 1934 Reynolds Metals Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


  Date: June 2, 2000                           By: /s/ LARRY A. HODGES
        --------------------                       -------------------
                                                   Larry A. Hodges
                                                   President